Exhibit 4.2

DESCRIPTION OF CAPITAL STOCK

In this exhibit, “we,” “us,” “our” and “our company” refer to Xponential Fitness, Inc.

Our authorized capital stock consists of 500,000,000 shares of Class A common stock, par value $0.0001 per share, 500,000,000 shares of Class B common stock, par value $0.0001 per share, and 5,000,000 shares of preferred stock, par value $0.0001 per share, of which 200,000 shares have been designated as Series A preferred stock and 200,000 shares have been designated as Series A-1 preferred stock (which together constitute the Convertible Preferred). Unless our board of directors determines otherwise, we will issue all shares of our capital stock in uncertificated form.

As of February 25, 2022, the number of shares of our Class A common stock and Class B common stock outstanding as of February 25, 2022 was 23,898,043 and 22,987,908 shares, respectively, and the number of shares of our Convertible Preferred outstanding was 200,000, which will be initially convertible into 11,111,111 shares of our Class A common stock.

Common Stock

Class A Common Stock

Holders of shares of our Class A common stock are entitled to one vote for each share held of record on all matters on which stockholders are entitled to vote generally, including the election or removal of directors. The holders of our Class A common stock do not have cumulative voting rights in the election of directors.

Holders of shares of our Class A common stock are entitled to receive dividends when and if declared by our board of directors out of funds legally available therefor, subject to any statutory or contractual restrictions on the payment of dividends and to any restrictions on the payment of dividends imposed by the terms of any outstanding preferred stock.

Upon our liquidation, dissolution or winding up and after payment in full of all amounts required to be paid to creditors and to the holders of preferred stock having liquidation preferences, if any, the holders of shares of our Class A common stock will be entitled to receive pro rata our remaining assets available for distribution.

Our Class A common stock will not be subject to further calls or assessments by us. The rights, powers and privileges of our Class A common stock will be subject to those of the holders of any shares of our preferred stock or any other series or class of stock we may authorize and issue in the future.

Class B Common Stock

Holders of shares of our Class B common stock are entitled to one vote for each share held of record on all matters on which stockholders are entitled to vote generally, including the election or removal of directors. The holders of our Class B common stock do not have cumulative voting rights in the election of directors.

Except for transfers to us pursuant to the limited liability company agreement of Xponential Holdings LLC (the “Amended LLC Agreement”) or to certain permitted transferees, the holders of the limited liability company units of Xponential Holdings LLC (the “LLC Units”) are not permitted to sell, transfer or otherwise dispose of any LLC Units or shares of Class B common stock. Holders of shares of our Class B common stock will vote together with holders of our Class A common stock as a single class on all matters on which stockholders are entitled to vote generally, except as otherwise required by law.

Holders of our Class B common stock do not have any right to receive dividends or to receive a distribution upon a liquidation or winding up of our company.

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Preferred Stock

Unless required by law or any stock exchange, the authorized shares of preferred stock will be available for issuance without further action by holders of our common stock. Our board of directors is able to determine, with respect to any series of preferred stock, the powers (including voting powers), preferences and relative, participating, optional or other special rights, and the qualifications, limitations or restrictions thereof, including, without limitation:

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the designation of the series;

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the number of shares of the series, which our board of directors may, except where otherwise provided in the preferred stock designation, increase (but not above the total number of authorized share of the class) or decrease (but not below the number of shares then outstanding);

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whether dividends, if any, will be cumulative or non-cumulative and the dividend rate of the series;

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the dates at which dividends, if any, will be payable;

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the redemption rights and price or prices, if any, for shares of the series;

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the terms and amounts of any sinking fund provided for the purchase or redemption of shares of the series;

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the amounts payable on shares of the series in the event of any voluntary or involuntary liquidation, dissolution or winding-up of the affairs of our company;

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whether the shares of the series will be convertible into shares of any other class or series, or any other security, of our company or any other entity, and, if so, the specification of the other class or series or other security, the conversion price or prices or rate or rates, any rate adjustments, the date or dates as of which the shares will be convertible and all other terms and conditions upon which the conversion may be made;

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restrictions on the issuance of shares of the same series or of any other class or series; and

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the voting rights, if any, of the holders of the series.

We could issue a series of preferred stock that could, depending on the terms of the series, impede or discourage an acquisition attempt or other transaction that some, or a majority, of the holders of our common stock might believe to be in their best interests or in which the holders of our common stock might receive a premium over the market price of the shares of common stock. Additionally, the issuance of preferred stock may adversely affect the holders of our common stock by restricting dividends on the common stock, diluting the voting power of the common stock or subordinating the liquidation rights of the common stock. As a result of these or other factors, the issuance of preferred stock could have an adverse impact on the market price of our common stock.

Delaware law does not require stockholder approval for any issuance of authorized shares. However, the listing requirements of the New York Stock Exchange (“NYSE”), which would apply so long as the shares of Class A common stock remain listed on the NYSE, require stockholder approval of certain issuances equal to or exceeding 20% of the then outstanding voting power or the then outstanding number of shares of Class A common stock (we believe the position of the NYSE is that the calculation in this latter case treats as outstanding shares of Class A common stock issuable upon redemption or exchange of outstanding LLC Units not held by us). These additional shares of Class A common stock may be used for a variety of corporate purposes, including future public offerings, to raise additional capital or to facilitate acquisitions.

One of the effects of the existence of unissued and unreserved common stock or preferred stock may be to enable our board of directors to issue shares to persons friendly to current management, which could render more

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difficult or discourage an attempt to obtain control of our company by means of a merger, tender offer, proxy contest or otherwise, and thereby protect the continuity of our management and possibly deprive the stockholders of opportunities to sell their shares at prices higher than prevailing market prices.

Convertible Preferred

Series A-1 preferred stock

Our Series A-1 preferred stock will be issued pursuant to and have the voting powers, designations, preferences and rights, and the qualifications, limitations and restrictions, set forth in the Series A-1 certificate of designations. The terms of our Series A-1 preferred stock are substantially identical to the terms of our Series A preferred stock, except that (i) our Series A preferred stock will vote together with our Class A common stock on an as-converted basis, but the Series A-1 preferred stock will not vote with the common stock on an as-converted basis and (ii) our Series A preferred stock will have certain board designation rights as described below, but our Series A-1 preferred stock will not have such board designation rights. When permitted under relevant antitrust restrictions, shares of our Series A-1 preferred stock will convert on a one-for-one basis to shares of voting Series A preferred stock.

Series A preferred stock

Our Series A preferred stock will be issued pursuant to and have the voting powers, designations, preferences and rights, and the qualifications, limitations and restrictions, set forth in the Series A certificate of designations. Capitalized terms used without definition under this heading “Series A preferred stock” have the meanings given to such terms under our Series A certificate of designations.

Coupons

Holders of our Series A preferred stock are entitled to quarterly coupon payments at the rate per annum of 6.50% of the Fixed Liquidation Preference per share, initially $1,000 per share, of our Series A preferred stock (the “preferential coupon”). In the event we do not pay any preferential coupons in cash, the Fixed Liquidation Preference of the Series A preferred stock shall automatically increase at the PIK Rate of 7.50%, on a compounding basis, on the applicable coupon payment date (the “PIK coupon” and, together with the preferential coupon, the “preferred coupons”). Thereafter, the preferential coupons shall accrue and be payable on such increased Fixed Liquidation Preference and such increased Fixed Liquidation Preference shall be Fixed Liquidation Preference with respect to such Series A preferred stock.

In addition, subject to certain exceptions set forth in the certificate of designations, no dividend or distribution shall be declared or paid on our common stock or any other class or series of Junior Securities, and none of our common stock or any other class or series of Junior Securities shall be purchased, redeemed or otherwise acquired for consideration by us, unless, in each case, (x) (1) after giving pro forma effect to any such dividend or distribution, purchase, redemption or other acquisition, our Total Leverage Ratio would not exceed 6.5x on a pro forma basis, (2) our Market Capitalization, minus the amount of such dividend or distribution, purchase, redemption or other acquisition, as of such date equals or exceeds $500.0 million and (3) no event of default under the Convertible Preferred shall have occurred and be continuing, (y) where, if holders of the Series A preferred stock participated in such dividend or distribution on an as-converted basis, such holders would receive an amount that exceeds the amount payable per annum in cash at the preferential coupon rate, such holders of Series A preferred stock participate in such dividend or distribution at an amount equal to such excess, and (z) all accumulated and unpaid preferred coupons (including any PIK coupons) for all preceding coupon periods and the then current coupon period have been and will be paid in full in cash, on all outstanding shares of Series A preferred stock.

Seniority and Liquidation Preference

Our Series A preferred stock, with respect to dividend rights and/or distribution rights upon the liquidation, winding-up or dissolution, as applicable, ranks (i) senior to each class or series of Junior Securities (including our common stock), (ii) on parity with each class or series of Parity Securities, (iii) junior to each class or series of Senior Securities and (iv) junior to our existing and future indebtedness and other liabilities. Our Series A preferred

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stock has a liquidation preference equal to the greater of (x) the Fixed Liquidation Preference per share of our Series A preferred stock, plus the applicable premium (as described below) and (y) the amount such holder would be entitled to receive on an as-converted to Class A common stock basis if such holder elected to convert its Series A preferred stock, as described below, on the date of such liquidation, winding-up or dissolution, plus an amount equal to accumulated and unpaid dividends on such share, whether or not declared, to, but excluding, the date fixed for liquidation, winding-up or dissolution to be paid out of our assets legally available for distribution to our stockholders, after satisfaction of debt and other liabilities owed to our creditors and holders of shares of any Senior Securities and before any payment or distribution is made to holders of any Junior Securities, including, without limitation, our common stock.

The “applicable premium” means (i) with respect to a redemption or liquidation occurring on or prior to the fifth anniversary of the initial issuance date of the Convertible Preferred, the sum of (1) all required and unpaid preferential coupons due on the Series A preferred stock payable at the preferential coupon rate from the applicable date of redemption through the date that is five years after the initial issuance date of the Convertible Preferred plus (2) 5.0% of the Fixed Liquidation Preference of the Series A preferred stock being so redeemed and (ii) with respect to a redemption or liquidation occurring after the fifth anniversary of the initial issuance date of the Convertible Preferred, but on or prior to the sixth anniversary of the initial issuance date of the Convertible Preferred, 5.0% of the Fixed Liquidation Preference.

Voting Rights; Consent Rights

Each holder of Series A preferred stock is entitled to the whole number of votes equal to the number of whole shares of Class A common stock into which such holder’s Series A preferred stock would be convertible and shall otherwise have voting rights and consent rights per share equal to the voting rights and consent rights of our Class A common stock to the fullest extent permitted by law. Each holder of Series A preferred stock shall vote as a class with the holders of our Class A common stock as if they were a single class of securities upon any matter submitted to a vote of our stockholders, except those matters required by law or by the terms of the certificate of designations to be submitted to a class vote of the Series A preferred stock, in which case the holders of Series A preferred stock only shall vote as a separate class.

Pursuant to the certificate of designations, we will not, without the affirmative vote or consent of the holders of a majority of the outstanding shares of our Convertible Preferred at the time outstanding and entitled to vote thereon, voting together as a single class (a “holder majority”), among other things: (i) amend our organizational documents so as to authorize or create, or increase the authorized number of, any class or series of Senior Securities or Parity Securities or adversely affect the special rights, preferences or voting powers of the shares of the Convertible Preferred or impose any additional obligations on the holders of the Convertible Preferred; (ii) issue any Parity Securities or Senior Securities; (iii) make any dividends or distributions, purchase, redeem or otherwise acquire any shares of capital stock or any securities convertible into, exercisable for or exchangeable into capital stock, except as permitted under “—Coupons” above, or cause any Spin-Off to occur; (iv) enter into certain transactions with our affiliates; (v) enter into merger or consolidation transactions where either we are not the surviving entity of such transaction or the surviving entity is not organized and existing under the laws of the United States or any state thereof, the District of Columbia or any territory thereof and does not assume the Convertible Preferred; or (vi) so long as the MSD Investor and the initial Preferred Investors continue to hold a specified amount of our Convertible Preferred, incur certain additional indebtedness or sell or dispose of any assets unless, among other things, our Total Leverage Ratio would not exceed 6.5x on a pro forma basis, our Market Capitalization equals or exceeds $500 million on a pro forma basis and no event of default under the Convertible Preferred (other than a default in our obligation to provide information rights) has occurred and is continuing, except for dispositions of assets not exceeding $40.0 million.

In addition, if the MSD Investors hold shares of our Series A preferred stock, then for so long as 50% of the shares of Convertible Preferred initially issued to the MSD Investors remains outstanding and held by the MSD Investors (including any shares of Series A preferred stock issued upon conversion of Series A-1 preferred stock as described below), the MSD Investors will be entitled to elect one director to our board of directors.

Redemption at our Option

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At any time after the date that is five years after the initial issue date of the Convertible Preferred until the date that is six years after the initial issue date of the Convertible Preferred, we have the right to redeem all, but not less than all, of the Series A preferred stock at a redemption price in cash equal to the product of (x) the Fixed Liquidation Preference of the Series A preferred stock then outstanding and (y) 105%, plus accumulated and unpaid dividends to, but not including, the date of redemption. At any time after the date that is six years after the initial issue date of the Convertible Preferred, we have the right to redeem all, but not less than all, of the Series A preferred stock at a redemption price in cash equal to the Fixed Liquidation Preference of the Series A preferred stock then outstanding, plus accumulated and unpaid dividends to, but not including, the date of redemption.

Mandatory Redemption

At any time after the date that is eight years after the initial issue date of the Convertible Preferred, upon a Sale of the Company or at any time after the occurrence and continuance of an event of default of the Series A preferred stock, the holders of the Series A preferred stock have the right to require us to redeem all, but not less than all, of the Series A preferred stock then outstanding at a redemption price in cash equal to the greater of (i) the fair market value per share of Series A preferred stock (based on the average volume-weighted average price per share of our Class A Common Stock for the 10 consecutive trading day period ending on, and including, the trading day immediately preceding the mandatory redemption notice), calculated on an as-if converted basis and (ii) the Fixed Liquidation Preference, plus accrued and unpaid dividends to, but not including, the date of redemption; provided that if a Sale of the Company occurs prior to the date that is six years after the initial issue date of the Convertible Preferred, the amount in (ii) above would also include a cash amount equal to the applicable premium.

Optional Conversion

Each holder of shares of Series A preferred stock will have the option to convert its Series A preferred stock, in whole or in part at any time, into a number of shares of our Class A common stock equal to the Fixed Liquidation Preference for such shares of Series A preferred stock (plus any accrued and unpaid dividends to, but excluding, such conversion date) divided by the applicable conversion price as of the applicable conversion date.

Mandatory Conversion

If at any time, or from time to time, from and after the second anniversary, but on or prior to the third anniversary, of the initial issue date of the Convertible Preferred, the last reported sale price of our Class A common stock has equaled or exceeded 150% of the applicable conversion price for at least 20 out of any 30 consecutive trading days immediately preceding the mandatory conversion notice date, and certain conditions relating to the liquidity of our Class A commons stock are met, we have the right to require the holders of Series A preferred stock to convert all, or any portion, of the outstanding Series A preferred stock into a number of shares of our Class A common stock equal to the Fixed Liquidation Preference for such shares of Series A preferred stock (plus any accrued and unpaid dividends to, but excluding, such mandatory conversion date) divided by the applicable conversion price as of the applicable mandatory conversion date.

If at any time, or from time to time, after the third anniversary of the initial issue date of the Convertible Preferred, the last reported sale price of our Class A common stock has equaled or exceeded 125% of the applicable conversion price for at least 20 out of any 30 consecutive trading days immediately preceding the mandatory conversion notice date, and certain conditions relating to the liquidity of our Class A commons stock are met, we have the right to effect a mandatory conversion of the outstanding Series A preferred stock into a number of shares of our Class A common stock equal to the Fixed Liquidation Preference for such shares of Series A preferred stock (plus any accrued and unpaid dividends to, but excluding, such mandatory conversion date) divided by the applicable conversion price as of the applicable mandatory conversion date.

In addition, at such time as any transfer, other than to certain permitted transferees, of our Series A preferred stock by a Preferred Investor (or its permitted transferee) occurs, then all shares of the Series A preferred stock transferred by such Preferred Investors (or its permitted transferee) will immediately and automatically upon such transfer convert on a one-for-one basis to shares of our non-voting Series A-1 preferred stock.

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Events of Default; Certain Remedies

If any of the following occurs, it will be an event of default under our Series A preferred stock:

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we fail to pay the mandatory redemption price when due and such breach continues for a period of three days after written notice from the holders of our Series A preferred stock;

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we fail to issue shares of our Class A common stock upon conversion of our Series A preferred stock and such breach continues for a period of three days after written notice from the holders of our Series A preferred stock;

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we or any of our affiliates default in the performance or compliance of any term contained in the Credit Agreement or any other indebtedness in excess of $5.0 million, which default results in an acceleration, and such acceleration shall continue unremedied after its applicable grace or cure period;

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we breach any covenant or other obligation to the holders of our Series A preferred stock contained in the certificate of designations or in any purchase agreement, subscription agreement or other agreement pursuant to which our Series A preferred stock was acquired from us, and such breach continues for a period of 20 days (or, in the case of a breach of our obligation to provide the Preferred Investors with certain information rights, 30 days) after written notice from the holders of our Series A preferred stock; or

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certain bankruptcy or insolvency events involving us occur.

Upon the occurrence and during the continuation of any event of default under our Series A preferred stock, (i) the preferential coupon rate applicable to our Series A preferred stock shall immediately be increased by 10.00% per annum, and (ii) we will be required, upon the demand of the holders of our Series A preferred stock, to redeem the issued and outstanding shares of our Series A preferred stock at the mandatory redemption price plus the applicable premium (if any) payable in cash.

In addition, with respect to our Series A preferred stock only, if we fail to complete a required mandatory redemption within 30 days of the date required for redemption, and so long as such event of default with respect to such mandatory redemption is continuing, the holder majority will have the right: (i) to immediately appoint one additional individual to our board of directors, (ii) to, after such event of default has continued for six months, appoint an additional number of individuals to our board of directors such that the holder majority have the right to appoint not less than 25% of the directors to our board of directors and (iii) after such event of default has been continuing for a year, appoint an additional number of individuals to our board of directors such that the holder majority have the right to appoint not less than a majority of the directors to our board of directors.

Preemptive Rights

If we intend to offer to sell newly issued equity or equity-linked securities to third parties, Preferred Investors holding at least 50% of the shares of the Convertible Preferred initially issued to such Preferred Investors on the initial issuance date of the Convertible Preferred will have the right to purchase such securities from us before we may offer them to other parties. Such preemptive rights would not apply, among other things, to issuances of securities by us in an underwritten public offering under the Securities Act or pursuant to a customary marketed Rule 144A offering under the Securities Act (or any successor rule thereto), including any related capped call, call spread or similar derivative security issued in connection therewith.

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Information Rights

Each Preferred Investor who owns at least 50% of the Convertible Preferred initially issued to such Preferred Investor (including any shares of Series A preferred stock issued upon conversion of Series A-1 preferred stock) will be entitled to certain financial information from us.

Dividends

The Delaware General Corporation Law (“DGCL”) permits a corporation to declare and pay dividends out of “surplus” or, if there is no “surplus,” out of its net profits for the fiscal year in which the dividend is declared and/or the preceding fiscal year. “Surplus” is defined as the excess of the net assets of the corporation over the amount determined to be the capital of the corporation by its board of directors. The capital of the corporation is typically calculated to be (and cannot be less than) the aggregate par value of all issued shares of capital stock. Net assets equal the fair value of the total assets minus total liabilities. The DGCL also provides that dividends may not be paid out of net profits if, after the payment of the dividend, remaining capital would be less than the capital represented by the outstanding stock of all classes having a preference upon the distribution of assets. Declaration and payment of any dividend will be subject to the discretion of our board of directors and the rights and preferences of the Convertible Preferred under our certificate of designations.

Stockholder Meetings

Our amended and restated certificate of incorporation and our amended and restated bylaws will provide that annual stockholder meetings be held at a date, time and place, if any, as exclusively selected by our board of directors. Our amended and restated bylaws will provide that special stockholder meetings may be called only by or at the direction of our board of directors, the Chairman of our board of directors or Chief Executive officer. To the extent permitted under applicable law, we may conduct meetings by remote communications, including by webcast.

Transferability, Redemption and Exchange

Under the Amended LLC Agreement, the holders of LLC Units (other than us) will have the right to require Xponential Holdings LLC to redeem all or a portion of their LLC Units for, at our election, newly-issued shares of Class A common stock on a one-for-one basis or a cash payment equal to the volume-weighted average market price of one share of our Class A common stock for each LLC Unit redeemed (subject to customary adjustments, including for stock splits, stock dividends, and reclassifications) or the net proceeds from a substantially contemporaneous offering of our Class A common stock in accordance with the terms of the Amended LLC Agreement. Additionally, in the event of a redemption request from a holder of LLC Units, we may, at our option, effect a direct exchange of cash or Class A common stock for LLC Units in lieu of such a redemption. Shares of Class B common stock will be cancelled on a one-for-one basis if we, following a redemption request from a holder of LLC Units, redeem or exchange LLC Units of such holder pursuant to the terms of the Amended LLC Agreement.

The Amended LLC Agreement provides that, except for transfers: (i) to us, (ii) to certain permitted transferees, (iii) as a grant of a security interest in, or pledge of, LLC Units to J.P. Morgan Chase & Co. or an affiliated entity or other financial institution approved by us, or (iv) approved by us in writing, subject to certain limitations, the LLC Units may not be sold, transferred or otherwise disposed of.

Pursuant to the purchase agreement for the Convertible Preferred, the Preferred Investors may not transfer any Convertible Preferred without our consent, other than (i) to certain permitted transferees, (ii) from the eight month anniversary of the initial issuance date of the Convertible Preferred through the 18th month anniversary of the initial issuance date of the Convertible Preferred, each Preferred Investor may transfer up to 49.0% of its shares of Convertible Preferred and (iii) from and after the 18th month anniversary of the initial issuance date of the Convertible Preferred, each Preferred Investor may transfer all or any portion of its shares of Convertible Preferred. In addition, (x) no Preferred Investor may sell any shares of our Class A common stock it receives upon conversion of its shares of Convertible Preferred for the duration of any lock-up period (after giving effect to any releases granted thereunder) in connection with our initial public offering and (y) from the end of such lock-up period to the

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12th month following our initial public offering, the Preferred Investors may sell such shares of our Class A common stock in an amount not to exceed, on a pro rata basis, the amount of shares transferred by our Chairman or Chief Executive Officer. Following the 12th month following our initial public offering, the Preferred Investors may sell all or any portion of such shares of our Class A common stock issued to it upon conversion of the Convertible Preferred. The Preferred Investors have also entered into lock-up agreements with BofA Securities in connection with our initial public offering.

Other Provisions

Neither our Class A common stock nor our Class B common stock has any preemptive or other subscription rights.

At such time when no LLC Units remain redeemable or exchangeable for shares of our Class A common stock, our Class B common stock will be cancelled.

Corporate Opportunity

Our amended and restated certificate of incorporation provide that, to the fullest extent permitted by law, the doctrine of “corporate opportunity” will not apply to directors, officers, stockholders and affiliates of the Preferred Investors and Snapdragon Capital Partners, an affiliate of Mr. Grabowski, a member of our board of directors.

Certain Certificate of Incorporation, Bylaws and Statutory Provisions

The provisions of our certificate of incorporation and bylaws and of the DGCL summarized below may have an anti-takeover effect and may delay, defer or prevent a tender offer or takeover attempt that you might consider in your best interest, including an attempt that might result in your receipt of a premium over the market price for your shares of Class A common stock.

Anti-Takeover Effects of our Certificate of Incorporation and Bylaws

Our amended and restated certificate of incorporation and amended and restated bylaws contain certain provisions that are intended to enhance the likelihood of continuity and stability in the composition of our board of directors and that may have the effect of delaying, deferring or preventing a future takeover or change in control of our company unless such takeover or change in control is approved by our board of directors. These provisions include:

Election of directors; no cumulative voting. Our board of directors consists of between three and seven directors. The exact number of directors will be fixed from time to time by resolution of our board of directors. Under Delaware law, the right to vote cumulatively does not exist unless the certificate of incorporation specifically authorizes cumulative voting. Our amended and restated certificate of incorporation does not authorize cumulative voting.

Removal of directors; vacancies. Our amended and restated certificate of incorporation provide that directors may only be removed for cause, and only by the affirmative vote of holders of at least two-thirds in voting power of all outstanding shares of common stock of our company entitled to vote thereon, voting together as a single class. Any vacancy occurring on our board of directors and any newly created directorship may be filled only by a majority of the remaining directors in office.

Staggered board. Our board of directors is divided into three classes serving staggered three-year terms. Class I, Class II and Class III directors will serve until our annual meetings of stockholders in 2022, 2023 and 2024 respectively. At each annual meeting of stockholders, directors will be elected to succeed the class of directors whose terms have expired. This classification of our board of directors could have the effect of increasing the length of time necessary to change the composition of a majority of our board of directors. In general, at least two annual meetings of stockholders will be necessary for stockholders to effect a change in a majority of the members of our board of directors.

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Limits on written consents. Our amended and restated certificate of incorporation and our amended and restated bylaws provide that holders of our common stock will not be able to act by written consent without a meeting, unless such consent is unanimous.

Special stockholder meetings. Our amended and restated certificate of incorporation and our amended and restated bylaws provide that special meetings of our stockholders may be called only by the Chairman of our board of directors or a majority of our directors. Our amended and restated certificate of incorporation and our amended and restated bylaws will specifically deny any power of any other person to call a special meeting.

Amendment of certificate of incorporation. The provisions of our amended and restated certificate of incorporation described under “—Election of directors; no cumulative voting,” “—Removal of directors; vacancies,” “—Staggered board,” “—Limits on written consents,” “—Special stockholder meetings” and the voting thresholds described in this section may be amended, altered, repealed or rescinded only by the affirmative vote of the holders of at least two-thirds in voting power of all outstanding shares of stock of our company entitled to vote thereon, voting together as a single class. The affirmative vote of holders of at least a majority of the voting power of our outstanding shares of stock will generally be required to amend other provisions of our amended and restated certificate of incorporation.

Amendment of bylaws. Any amendment, alteration, rescission or repeal of certain provisions of our amended and restated bylaws will require either (i) the affirmative vote of a majority of directors present at any regular or special meeting of the board of directors called for that purpose, provided that any alteration, amendment or repeal of, or adoption of any bylaw inconsistent with, specified provisions of the bylaws, including those related to special and annual meetings of stockholders, action of stockholders by written consent, classification of our board of directors, nomination of directors, special meetings of directors, removal of directors, committees of our board of directors and indemnification of directors and officers, requires the affirmative vote of at least two-thirds of all directors in office at a meeting called for that purpose; or (ii) the affirmative vote of the holders of two-thirds of the voting power of our outstanding shares of voting stock, voting together as a single class.

Authorized but unissued shares. The authorized but unissued shares of common stock and preferred stock are available for future issuance without stockholder approval, subject to any limitations imposed by the listing rules of the NYSE. The existence of authorized but unissued and unreserved common stock and preferred stock could make more difficult or discourage an attempt to obtain control of us by means of a proxy contest, tender offer, merger or otherwise. See “—Preferred Stock” and “—Anti-Takeover Effects of our Certificate of Incorporation and Bylaws—Authorized but unissued shares” above.

Business combinations with interested stockholders. In general, Section 203 of the DGCL prohibits a publicly held Delaware corporation from engaging in a business combination, such as a merger, with a person or group owning 15% or more of the corporation’s voting stock for a period of three years following the date the person became an interested stockholder, unless (with certain exceptions) the business combination or the transaction in which the person became an interested stockholder is approved in a prescribed manner. We have expressly elected not to be governed by the “business combination” provisions of Section 203 of the DGCL.

Exclusive forum. Our amended and restated certificate of incorporation provides that, unless we consent in writing to the selection of an alternative forum, to the fullest extent permitted by applicable law, the Court of Chancery of the State of Delaware will be the sole and exclusive forum for certain types of actions or proceedings under Delaware statutory or common law. The provisions of this Article 14 do not apply to claims arising under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended. These exclusive forum provisions may limit a stockholder’s ability to bring a claim in a judicial forum that it finds favorable for disputes with us or our directors, officers, employees or agents, which may discourage such lawsuits against us and such persons.

Directors’ Liability; Indemnification of Directors and Officers

Our amended and restated certificate of incorporation limits the liability of our directors to the fullest extent permitted by the DCGL and provides that we will provide them with customary indemnification. We expect to enter

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into customary indemnification agreements with each of our executive officers and directors that provide them, in general, with customary indemnification in connection with their service to us or on our behalf.

Transfer Agent and Registrar

The transfer agent and registrar for our Class A common stock is Computershare Trust Company, N.A.

Securities Exchange

Our Class A common stock is listed on the NYSE under the symbol “XPOF.”

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